Exhibit 99.1

Revlon Reports Full Year 2013 Results

NEW YORK--(BUSINESS WIRE)--March 5, 2014--Revlon, Inc. (NYSE:REV) today announced results for the fourth quarter and full year ended December 31, 2013.

This earnings release for the year and fourth quarter ended December 31, 2013, is the first report to include the results of operations of The Colomer Group (“TCG”), which was acquired on October 9, 2013. TCG is a beauty care company that markets and sells nail and hair care products primarily to salons and other professional channels. Beginning as of the acquisition date, TCG’s results of operations are included in the Company’s financial results and are referred to as the “Professional” segment, reported separately from the Company’s pre-acquisition “Consumer” segment.

Full year 2013 results compared to full year 2012

  Total Company net sales of $1,494.7 million compared to $1,396.4 million, an increase of 7.0%. Excluding the impact of foreign currency fluctuations (“XFX”), total Company net sales increased by 9.6%. Excluding $116.8 million of Professional segment net sales included in total Company results, net sales decreased 1.3% and, on an XFX basis, increased 1.3%.
  Operating income of $189.0 million compared to $199.5 million. Adjusted Operating Income(a) of $206.8 million compared to $232.5 million, a decrease of 11.1%. Adjusted Operating Income was negatively impacted by foreign currency fluctuations of $14.0 million. Depreciation and amortization expense increased $11.7 million to $76.9 million in 2013 in part due to the acquisition accounting for TCG.
  Adjusted EBITDA(a) of $283.7 million compared to $297.7 million, a decrease of 4.7%. Adjusted EBITDA was negatively impacted by foreign currency fluctuations of $15.1 million. See updated definition of Adjusted EBITDA in footnote (a).
  Income from continuing operations, net of taxes, of $24.6 million, or $0.47 per diluted share, compared to $61.2 million, or $1.17 per diluted share. Adjusted income from continuing operations(a) of $50.4 million, or $0.96 per diluted share, compared to $77.2 million, or $1.47 per diluted share.
  Net cash provided by operating activities of $123.3 million compared to $104.1 million; free cash flow(a) of $111.5 million compared to $84.0 million.
  On a pro forma basis(a) for the full year 2013, total Company net sales for both the Professional and Consumer segments would have been $1,908.9 million and total Company Adjusted EBITDA would have been $348.4 million.

Commenting on today’s announcement, Revlon President & Chief Executive Officer, Lorenzo Delpani, said: “We successfully completed our transformational acquisition of The Colomer Group on October 9, 2013, reuniting the global Revlon brand and expanding Revlon back into the professional channel. Since the acquisition, we have taken further actions to strategically move the combined business forward. We finalized our integration plan, announced our plans to realize annualized cost reductions related to integrating TCG of up to $35 million by the end of 2015, and began to take actions to achieve these benefits. Also, in December 2013, we announced the exit of our business operations in China which is expected to generate additional annualized cost reductions of $11 million. Given the transformational nature of our TCG acquisition and our overall cost reduction opportunities, the primary focus for us in 2014 will be the successful execution of these programs to achieve the combined synergies.”

Full Year 2013 Results

Note: The results of operations related to acquisitions are included in the Company's consolidated financial statements commencing on the date of acquisition – for TCG, which we are reporting as our “Professional” segment, as of October 9, 2013 (the “TCG Acquisition Date”) separate from our “Consumer” segment, and for Pure Ice, as of July 2, 2012. In addition, the results of operations shown on the income statement have been adjusted to reflect the Company’s exit of its business operations in China as a discontinued operation for all periods presented.

Total Company net sales in 2013 were $1,494.7 million, an increase of 7.0%, compared to $1,396.4 million in 2012. On an XFX basis, total company net sales increased 9.6%, benefiting from the inclusion of net sales related to the Professional segment beginning on the TCG Acquisition Date, as well as a full year of Pure Ice net sales. Excluding $116.8 million of Professional segment net sales, net sales decreased 1.3% and, on an XFX basis, increased by 1.3%. Higher net sales across most of the Company’s major brands and the inclusion of a full year of Pure Ice net sales were partially offset by lower net sales of Almay color cosmetics and lower net sales in Venezuela.

Total Company operating income was $189.0 million in 2013 compared to $199.5 million in 2012. Adjusted Operating Income(a) was $206.8 million in 2013 compared to $232.5 million in 2012. Adjusted Operating Income was negatively impacted by foreign currency fluctuations of $14.0 million, higher depreciation and amortization, in part due to the acquisition accounting for TCG and $4.5 million of higher incentive compensation expense related to a previously disclosed 2013 modification to the structure of the Company’s long-term incentive plan to better align the plan with the Company’s long-term performance. These negative impacts were partially offset by higher gross profit.

Adjusted EBITDA(a) was $283.7 million in 2013 compared to $297.7 million in 2012, with 2013 Adjusted EBITDA being negatively impacted by $15.1 million of foreign currency fluctuations.

On a pro forma basis(a) for the full year 2013, total Company net sales would have been approximately $1,908.9 million and total Company Adjusted EBITDA would have been $348.4 million.

Total Company interest expense, including preferred stock dividends, decreased $6.8 million to $78.8 million in 2013 compared to $85.6 million in 2012, primarily due to lower weighted-average borrowing rates as a result of the 2013 Senior Notes Refinancing and the February 2013 Term Loan Amendments, partially offset by higher average debt related to financing the TCG acquisition and the 2013 Senior Notes Refinancing.

The provision for income taxes was $46.0 million in 2013 compared to $43.7 million in 2012. The provision for income taxes in 2013 and 2012 included the tax effect of the Unusual Items noted in footnote (a) below and also in 2012 it included non-cash benefits of $15.8 million primarily associated with a reduction in the Company’s deferred tax asset valuation allowance, which had no impact on the Company’s cash flow or liquidity. Cash paid for income taxes, net of refunds, in 2013 was $12.7 million as compared to $18.0 million in 2012.

Income from continuing operations, net of taxes, was $24.6 million, or $0.47 per diluted share, compared to $61.2 million, or $1.17 per diluted share in 2012. Adjusted income from continuing operations(a) was $50.4 million, or $0.96 per diluted share, compared to $77.2 million, or $1.47 per diluted share in 2012.

For full year 2013, the results of discontinued operations, primarily relating to the Company’s operations in China, were a loss of $30.4 million, compared to a loss of $10.1 million in 2012. The 2013 loss includes $20.0 million of restructuring and related charges related to the Company’s decision in December 2013 to exit its business operations in China. See “Exiting of Business Operations in China” below.

Net loss in 2013 was $5.8 million, or $0.11 per diluted share, compared to net income of $51.1 million, or $0.98 per diluted share, in 2012.

Net cash provided by operating activities in 2013 was $123.3 million compared to $104.1 million in 2012 and free cash flow(a) in 2013 was $111.5 million compared to $84.0 million in 2012. Operating cash flow in 2013 as compared to 2012 benefited from favorable changes in working capital, in part related to the TCG acquisition, lower pension contributions and lower premium payments related to certain of the Company's multi-year insurance programs. This was partially offset by higher restructuring payments primarily related to the September 2012 Program, payment of acquisition and integration costs related to TCG and an $8.9 million payment related to settling litigation arising out of the Company's 2009 Exchange Offer.

Net cash used in investing activities in 2013 was $639.4 million compared to $86.3 million in 2012. The use of cash in 2013 included a net payment of $627.6 million to acquire TCG. In 2012, the use of cash included a $66.2 million payment to acquire Pure Ice.

Adjusted Operating Income, Adjusted income from continuing operations, Adjusted EBITDA, free cash flow and pro forma results are non-GAAP measures that are defined in the footnote to this release and are reconciled to their most directly comparable GAAP measures, respectively, in the accompanying financial tables.

Full Year Segment Performance

(USD millions)	Year ended December 31
	Net Sales				Segment Profit (b)
	2013	2012	% Change	XFX % Change	2013	2012	% Change

Consumer	$1,377.9	$1,396.4	(1.3)%	1.3%	$347.1	$363.1	(4.4)%
Professional	116.8	-	nm	nm	5.2	-	nm
Subtotal	$1,494.7	$1,396.4	7.0%	9.6%	$352.3	$363.1	(3.0)%

Segment profit is defined in footnote (b) below. Segment profit excludes unallocated corporate expenses, depreciation and amortization and the impact of certain items that are not directly attributable to the segments' underlying operating performance, including certain Unusual Items defined in footnote (a) below.

Consumer Segment

Consumer segment net sales, which consist of the Company’s business lines prior to the TCG acquisition, decreased 1.3% to $1,377.9 million as compared to 2012. On an XFX basis, 2013 Consumer segment net sales increased 1.3%. In addition to the inclusion of the net sales of Pure Ice for a full year, the increase was primarily due to higher net sales of Revlon and SinfulColors color cosmetics, Revlon ColorSilk hair color and Revlon Beauty Tools. The net sales increase was partially offset by lower net sales of Almay color cosmetics and lower net sales in the Latin America and Canada region due to Venezuela.

Consumer segment profit in 2013 was $347.1 million, or 25.2% of net sales, as compared to $363.1 million, or 26.0% of net sales, in 2012.

(USD millions)	Year ended December 31
	Net Sales
	2013	2012	% Change	XFX % Change

United States	$800.4	$799.8	0.1%	0.1%
Asia Pacific	204.5	209.2	(2.2)%	4.3%
Latin America and Canada	192.8	203.0	(5.0)%	(0.8)%
Europe, Middle East and Africa	180.2	184.4	(2.3)%	5.2%
Total	$1,377.9	$1,396.4	(1.3)%	1.3%

United States

Net sales of $800.4 million in 2013 increased 0.1% as compared to 2012. Lower net sales of Almay color cosmetics were offset by higher net sales of SinfulColors color cosmetics, Revlon Beauty Tools, Revlon ColorSilk hair color, as well as the inclusion of a full year of Pure Ice net sales.

Asia Pacific

Asia Pacific net sales decreased 2.2% to $204.5 million as compared to 2012. On an XFX basis, net sales in 2013 increased 4.3% over prior year, primarily due to higher net sales of Revlon color cosmetics in Japan and Revlon and SinfulColors color cosmetics in Australia. These increases were partially offset by lower net sales of other beauty care products in Hong Kong.

Latin America and Canada

Latin America and Canada net sales decreased 5.0% to $192.8 million in 2013 compared to 2012. On an XFX basis, net sales decreased 0.8% compared to 2012. Net sales in the region were negatively impacted by $12.7 million of lower net sales in Venezuela. Excluding Venezuela, net sales increased primarily due to higher net sales of Revlon color cosmetics in Argentina, Mexico and certain distributor territories, as well as other beauty care products in Argentina and certain distributor territories. Net sales in Argentina benefited from higher selling prices resulting from market conditions and inflation. These increases were partially offset by lower net sales of Revlon and Almay color cosmetics in Canada.

Europe, Middle East and Africa

Europe, Middle East and Africa net sales decreased 2.3% to $180.2 million in 2013 compared to 2012. On an XFX basis, net sales increased 5.2% over prior year, primarily due to higher net sales of Revlon color cosmetics in the U.K. and certain distributor territories, fragrances in Italy and South Africa, and other beauty care products in South Africa. Net sales also benefited from higher net sales of SinfulColors in the U.K. These increases in net sales were partially offset by lower net sales of other beauty care products in France. Net Sales in 2012 included the negative impact of a returns accrual of $1.6 million associated with the September 2012 restructuring and related actions in France and Italy.

Professional Segment

Net sales in the Company’s Professional segment, which represents the business lines acquired in the TCG acquisition, from the TCG Acquisition Date, were $116.8 million. The Professional segment includes brands such as Revlon Professional in hair color, hair care and hair treatments; CND in nail polishes and enhancements, including CND Shellac and CND Vinylux nail polishes; and American Crew men’s grooming products. On a pro forma basis(a) for the full year 2013, Professional segment net sales would have been approximately $531 million.

Professional segment profit was $5.2 million, resulting in a 4.5% profit margin. The reported Professional segment profit for the period beginning on the TCG Acquisition Date was impacted by phasing of brand support and was in line with the Company’s expectations upon acquisition. On a pro forma basis(a) for the full year 2013, Professional segment profit would have been approximately $73 million.

Exiting of Business Operations in China; Reclassified as Discontinued Operations

On December 30, 2013, the Company announced restructuring actions that include exiting its business operations in China, which represented approximately 1% of total Company net sales in 2013, as well as implementing other immaterial restructuring actions outside the U.S. that are expected to generate additional operating efficiencies. In connection with these actions, the Company expects to achieve annualized cost reductions of approximately $11 million, with approximately $8 million expected to benefit 2014 results, and to recognize total restructuring and related charges of approximately $22 million, $21.4 million of which were recorded in 2013.

Restructuring Actions Related to the Company’s TCG Integration

On January 30, 2014, the Company announced that it will begin implementing restructuring actions related to the TCG acquisition, as well as additional restructuring actions identified to reduce costs across the Company’s businesses (the “Integration Program”). These actions are expected to be substantially completed by the end of 2015. With respect to the Integration Program, the Company expects to achieve annualized cost reductions of approximately $30 million to $35 million by the end of 2015, of which approximately $10 million to $15 million are expected to benefit 2014 results, and to recognize total restructuring charges, capital expenditures and related non-restructuring costs of approximately $45 million to $50 million through 2015, with $12.5 million recognized in 2013, an additional $31 million to $34 million expected to be recorded in 2014, and the balance of which is expected to be recognized in 2015.

The Integration Program is designed to deliver cost reductions throughout the combined organization by generating synergies and operating efficiencies within the Company’s global supply chain and consolidating offices and back office support, and other actions designed to reduce selling, general and administrative expenses.

Fourth Quarter 2013 Results

Total Company net sales in the fourth quarter of 2013 were $491.0 million, an increase of 28.0%, compared to $383.5 million in the fourth quarter of 2012. On an XFX basis, total Company net sales increased 31.2%, benefiting from the inclusion of $116.8 million of net sales related to the Professional segment beginning on the TCG Acquisition Date. Excluding the TCG acquisition, total Company net sales were $374.2, an increase of 0.7% over the prior year on an XFX basis. The Company had higher net sales across most of its major brands, largely offset by lower net sales of Almay color cosmetics and lower net sales in Venezuela.

Total Company operating income in the fourth quarter of 2013 was $33.5 million compared to $84.8 million in the same period last year. Adjusted Operating Income(a) in the fourth quarter of 2013 was $66.5 million compared to $84.8 million in the same period last year.

Adjusted Operating Income was negatively impacted by foreign currency fluctuations of $5.0 million, higher depreciation and amortization, in part due to the acquisition accounting for TCG, higher advertising expense and higher compensation related to the phasing of the Company’s incentive compensation accrual for 2013, as well as a change in 2013 to the structure of the Company’s long-term incentive programs. These negative impacts were partially offset by higher gross profit.

Adjusted EBITDA(a) in the fourth quarter of 2013 was $92.0 million compared to $101.3 million in the same period last year, with Adjusted EBITDA in the fourth quarter of 2013 being negatively impacted by $5.4 million of foreign currency fluctuations.

The provision for income taxes was $15.7 million in the fourth quarter of 2013 as compared to the $12.1 million provision for income taxes in the same period last year. The provision for income taxes in 2013 and 2012 included the tax effect of the Unusual Items noted in footnote (a) below and, also in 2012, it included non-cash benefits of $15.8 million primarily associated with reductions in the Company’s deferred tax asset valuation allowances, which had no impact on the Company’s cash flow or liquidity. Cash paid for income taxes, net of refunds, in the fourth quarter of 2013 was $2.0 million as compared to $4.2 million in the fourth quarter of 2012.

Loss from continuing operations, net of taxes, in the fourth quarter of 2013 was $9.0 million, or $0.17 per diluted share, compared to income from continuing operations of $48.6 million, or $0.93 per diluted share in the fourth quarter of 2012. Adjusted income from continuing operations(a) in the fourth quarter of 2013 was $15.0 million, or $0.29 per diluted share, compared to $32.8 million, or $0.63 per diluted share in the fourth quarter of 2012.

In the fourth quarter of 2013, the Company recognized a $24.1 million loss from discontinued operations compared to a loss of $2.1 million from discontinued operations in the fourth quarter of 2012, both primarily related to the Company’s decision on December 30, 2013 to exit its business operations in China. The 2013 loss includes $20.0 million of restructuring and related charges associated with the Company’s exit of its business operations in China.

Net loss in the fourth quarter of 2013 was $33.1 million, or $0.63 per diluted share, compared to net income of $46.5 million, or $0.89 per diluted share, in the same period last year.

Net cash provided by operating activities in the fourth quarter of 2013 was $117.5 million compared to $86.2 million in the same period last year. Free cash flow in the fourth quarter of 2013 was $107.1 million compared to $80.3 million in the same period last year. Operating cash flow in the fourth quarter of 2013 benefited from favorable changes in working capital, in part due to the TCG acquisition, as well as lower interest payments. These were partially offset by payment of acquisition and integration costs related to TCG.

Net cash used in investing activities in the fourth quarter of 2013 was $638.0 million, which included a net payment of $627.6 million to acquire TCG, compared to $5.9 million in the same period last year.

Fourth Quarter Segment Performance

(USD millions)	Quarter ended December 31
	Net Sales				Segment Profit (b)
	2013	2012	% Change	XFX % Change	2013	2012	% Change

Consumer	$374.2	$383.5	(2.4)%	0.7%	$106.9	$117.3	(8.9)%
Professional	116.8	-	nm	nm	5.2	-	nm
Subtotal	$491.0	$383.5	28.0%	31.2%	$112.1	$117.3	(4.4)%

Consumer Segment

Consumer segment net sales decreased 2.4% to $374.2 million in the fourth quarter of 2013 as compared to the same period last year. On an XFX basis, net sales during the fourth quarter of 2013 increased 0.7% as higher net sales of Revlon color cosmetics, Revlon ColorSilk hair color, Revlon Beauty Tools and other beauty care products were largely offset by lower net sales of Almay color cosmetics, as well as lower net sales in the Latin America and Canada region due to Venezuela.

Consumer segment profit in the fourth quarter of 2013 was $106.9 million, or 28.6% of net sales, as compared to $117.3 million, or 30.6% of net sales, in the fourth quarter of 2012.

(USD millions)	Quarter ended December 31
	Net Sales
	2013	2012	% Change	XFX % Change

United States	$218.6	$219.2	(0.3)%	(0.3)%
Asia Pacific	55.4	58.3	(5.0)%	3.8%
Latin America and Canada	49.4	55.6	(11.2)%	(4.7)%
Europe, Middle East and Africa	50.8	50.4	0.8%	7.5%
Total	$374.2	$383.5	(2.4)%	0.7%

United States

Net sales of $218.6 million in the fourth quarter of 2013 decreased 0.3% over the prior year. Lower net sales of Almay color cosmetics were offset by higher net sales of Revlon color cosmetics, Revlon ColorSilk hair color and Revlon Beauty Tools.

Asia Pacific

Asia Pacific net sales in the fourth quarter of 2013 decreased 5.0% to $55.4 million compared to the same period last year. On an XFX basis, net sales increased 3.8% over the prior year, primarily due to higher net sales of Revlon color cosmetics in Japan and certain distributor territories, higher net sales of SinfulColors color cosmetics in Australia and higher net sales of Revlon ColorSilk hair color in certain distributor territories. These increases were partially offset by lower net sales of Revlon color cosmetics in Australia and lower net sales of other beauty care products in Hong Kong.

Latin America and Canada

Latin America and Canada net sales decreased 11.2% to $49.4 million in the fourth quarter of 2013 as compared to the same period last year. On an XFX basis, net sales decreased 4.7% compared to the same period in the prior year. Net sales in the region were negatively impacted by $3.8 million of lower net sales in Venezuela. Excluding Venezuela, net sales increased primarily due to higher net sales of Revlon Beauty Tools in Canada and other beauty care products in Argentina. Net sales in Argentina benefited from higher selling prices resulting from market conditions and inflation. These increases were partially offset by lower net sales of Revlon and Almay color cosmetics in Canada, as well as lower net sales of Revlon ColorSilk hair color in certain distributor territories.

Europe, Middle East and Africa

Europe, Middle East and Africa net sales increased 0.8% to $50.8 million in the fourth quarter of 2013 as compared to the same period last year. On an XFX basis, net sales in the fourth quarter of 2013 increased 7.5%, primarily due to higher net sales of Revlon color cosmetics in South Africa and certain distributor territories and other beauty care products in France and South Africa.

Professional Segment

Professional segment net sales for the period beginning on the TCG Acquisition Date were $116.8 million.

Professional segment profit was $5.2 million, resulting in 4.5% profit margin. The reported Professional segment profit for the period beginning on the TCG Acquisition Date was impacted by the phasing of brand support and was in line with the Company’s expectations upon acquisition.

2013 Results and Conference Call

The Company will host a conference call with members of the investment community on March 5, 2014 at 9:30 A.M. EST to discuss its 2013 results. Access to the call is available to the public at www.revloninc.com.

About Revlon

Revlon is a global cosmetics, hair color, hair care and hair treatments, beauty tools, men’s grooming products, anti-perspirant deodorants, fragrances, skincare, and other beauty care products company, which operates in two segments, the consumer division (“Consumer”) and the professional division (“Professional”). Revlon’s vision is to establish itself as the quintessential and most innovative beauty company in the world by offering products that make consumers feel attractive and beautiful. Revlon believes that its global brand name recognition, product quality, R&D, innovation and marketing experience have enabled it to create leading global consumer and professional brands. Revlon’s Consumer segment global brand portfolio includes Revlon® color cosmetics, Almay® color cosmetics, SinfulColors® color cosmetics, Pure Ice® color cosmetics, Revlon ColorSilk® hair color, Revlon® Beauty Tools, Charlie® fragrances, and Mitchum® anti-perspirant deodorants. Revlon’s Professional segment global brand portfolio includes: Revlon Professional®, CND® including CND Shellac® and CND Vinylux ® nail polishes; and American Crew® men’s grooming products. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com, www.mitchum.com, www.revlonprofessional.com, www.americancrew.com and www.cnd.com. Corporate and investor relations information can be accessed at www.revloninc.com.

Footnotes to Press Release

(a) Non-GAAP Financial Measures: Adjusted EBITDA, Adjusted Operating Income, Adjusted income from continuing operations, pro forma results and free cash flow are non-GAAP financial measures that are reconciled to their most directly comparable GAAP measures in the accompanying financial tables, including, respectively, net income, operating income, income from continuing operations and net cash provided by operating activities.

For comparison purposes, pro forma non-GAAP results are being presented that reflect the financial results of both the Company and TCG as if they were a combined company for the periods presented and exclude the Unusual Items as referred to below. Such pro forma results include segment net sales, total Company net sales and total Company Adjusted EBITDA, that make certain adjustments or exclude certain charges and gains that are identified in the reconciliation table of GAAP to pro forma non-GAAP information provided at the end of this release. Management believes that this pro forma non-GAAP information provides investors with additional information to assess the Company’s operating performance by making certain adjustments or excluding certain costs or gains and assists investors in comparing the Company’s operating performance to prior periods. Management uses this pro forma non-GAAP information, along with GAAP information, in evaluating the combined Company’s historical performance. Pro forma results are not necessarily indicative of the operating results that would have occurred if the Colomer Acquisition had been completed for the period presented. In addition, the unaudited pro forma results do not purport to project the future consolidated operating results of the combined company. Pro forma non-GAAP results are unaudited and are not prepared in accordance with GAAP and may not be comparable to non-GAAP information used by other companies. Pro forma non-GAAP information should not be viewed as a substitute for other results prepared in accordance with GAAP. Unless identified as “pro forma” results or as one of the non-GAAP measures referred to in this footnote, the results are presented on an as reported basis pursuant to GAAP. For additional information regarding the Company’s and TCG’s pro forma results stated on a GAAP basis, please refer to the Company’s 2013 Form 10-K filed with the SEC.

Effective for the year and three months ended December 31, 2013, the Company modified Adjusted EBITDA to be defined as income from continuing operations before interest, taxes, depreciation, amortization, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt, miscellaneous expenses (the foregoing being the “Non-Operating Exclusions”), as well as to exclude certain other unusual items that are not directly attributable to the Company's underlying operating performance (the “Unusual Items”) as referred to below.

Adjusted Operating Income excludes the impact of the Unusual Items and the Non-Operating Exclusions, other than depreciation and amortization.

The Company excludes the Non-Operating Exclusions and the Unusual Items, as applicable, in calculating Adjusted EBITDA, Adjusted Operating Income and Adjusted income from continuing operations because the Company's management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and these items do not facilitate an understanding of the Company's operating performance.

The “Unusual Items” excluded from Adjusted EBITDA, Adjusted Operating Income and Adjusted income from continuing operations are the following:

(USD Millions) Income / (Loss)	2013	2012	Q4 2013	Q4 2012

Net charge for restructuring and related actions	$(4.5) $(4.1) million, after tax	$(24.1) $(22.9) million, after tax,	$(2.3) $(1.9) million, after tax	--
Expenses related to TCG’s acquisition and integration	$(25.4) $(18.5) million, after tax	--	$(19.1) $(12.2) million, after tax	--
Insurance gain related to the 2011 fire in Venezuela, before and after tax	$26.4	--	--	--
Charge for estimated costs to clean-up the Venezuela facility, before and after tax	$(7.6)	--	$(3.1)	--
Insurance recovery for costs related to resolving litigation related to the Company’s 2009 exchange offer, before and after tax	$1.8	--	--	--
Inventory Purchase accounting adjustment related to TCG	$(8.5) $(5.9) million, after tax	--	$(8.5) $(5.9) million, after tax	--
Net charge with respect to the costs of resolving the litigation related to the Company’s 2009 exchange offer, before and after tax	--	$(8.9)	--	--
Non-cash tax benefit related to a reduction in the Company’s deferred tax asset valuation allowance	--	$15.8	--	$15.8

Free cash flow is defined as net cash provided by operating activities, less capital expenditures for property, plant and equipment, plus proceeds from the sale of certain assets. Free cash flow excludes proceeds on sale of discontinued operations. Free cash flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which for the Company are significant.

The Company's management uses Adjusted EBITDA, Adjusted Operating Income, Adjusted income from continuing operations and free cash flow as operating performance measures (in conjunction with GAAP measures), as an integral part of its reporting and planning processes and to, among other things: (i) monitor and evaluate the performance of the Company's business operations, financial performance and overall liquidity; (ii) facilitate management's internal comparisons of the Company's historical operating performance of its business operations; (iii) facilitate management's external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels; (iv) review and assess the operating performance of the Company's management team and, together with other operational objectives, as a measure in evaluating employee compensation and bonuses; (v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and (vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

Management believes that Adjusted EBITDA, Adjusted Operating Income, Adjusted income from continuing operations and free cash flow are useful to investors to provide them with disclosures of the Company's operating results on the same basis as that used by management. Additionally, management believes that Adjusted EBITDA, Adjusted Operating Income and Adjusted income from continuing operations provide useful information to investors about the performance of the Company's overall business because such measures eliminate the effects of unusual or other infrequent charges that are not directly attributable to the Company's underlying operating performance. Additionally, management believes that because it has historically provided Adjusted EBITDA and free cash flow in its previous press releases, including such non-GAAP measures in its earnings releases provides consistency in its financial reporting and continuity to investors for comparability purposes. Management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations, and provides them with the same measures that management uses as the basis for making resource allocation decisions.

Accordingly, the Company believes that the presentation of Adjusted EBITDA, Adjusted Operating Income, Adjusted income from continuing operations and free cash flow, when used in conjunction with GAAP financial measures, are useful financial analysis measures, used by management, as described above, that can assist investors in assessing the Company's financial condition, operating performance and underlying strength. Adjusted EBITDA, Adjusted Operating Income, Adjusted income from continuing operations and free cash flow should not be considered in isolation or as a substitute for net income/loss, operating income, income from continuing operations or net cash provided by operating activities, respectively, prepared in accordance with GAAP. Other companies may define such non-GAAP measures differently. Also, while EBITDA is defined differently than Adjusted EBITDA for the Company's credit agreement, certain financial covenants in its borrowing arrangements are tied to similar measures. These non-GAAP financial measures should be read in conjunction with the Company's financial statements and related footnotes filed with the SEC.

(b) Segment profit is defined as income from continuing operations for each of the Company's Consumer and Professional segments, before the Non-Operating Exclusions. Segment profit also excludes unallocated corporate expenses and the impact of certain items that are not directly attributable to the segments' underlying operating performance, including the impact of the Unusual Items noted above in footnote (a). Unallocated corporate expenses primarily relate to general and administrative expenses related to the Corporate organization. These expenses are recorded in unallocated corporate expenses as these items are centrally directed and controlled and are not included in internal measures of segment operating performance. The Company does not have any intersegment sales.

Forward-Looking Statements

Statements made in this press release, which are not historical facts, including statements about the Company's plans, strategies, focus, beliefs and expectations, are forward-looking. Forward-looking statements speak only as of the date they are made and, except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations; changes in financial condition; changes in general U.S. or international economic or industry conditions and/or conditions in the overall Consumer and/or Professional segments; changes in estimates, expectations or assumptions; or other circumstances, conditions, developments or events arising after the issuance of this press release. Such forward-looking statements include, without limitation, statements as to the Company’s beliefs, expectations and estimates about: (i) the Company’s belief that since the Colomer acquisition, it has taken further actions to strategically move the combined business forward; (ii) the Company’s expectation that the exit of its business operations in China will generate additional annualized cost reductions of $11 million, with approximately $8 million expected to benefit 2014 results, and to recognize total restructuring and related charges of approximately $22 million, as well as implementing other immaterial restructuring actions outside the U.S. that are expected to generate additional operating efficiencies; (iii) the Company’s plans that, given the transformational nature of its TCG acquisition and its overall cost reduction opportunities, the primary focus for the Company in 2014 will be the successful execution of these programs to achieve the combined synergies; (iv) the Company’s plans to begin implementing restructuring actions related to the TCG acquisition, as well as additional restructuring actions identified to reduce costs across the Company’s businesses (the “Integration Program”) and the Company’s expectation that these actions are expected to be substantially completed by the end of 2015; (v) the Company’s expectation that with respect to the Integration Program, it will achieve annualized cost reductions of approximately $30 million to $35 million by the end of 2015, of which approximately $10 million to $15 million are expected to benefit 2014 results, and to recognize total restructuring charges, capital expenditures and related non-restructuring costs of approximately $45 million to $50 million through 2015, with $12.5 million recognized in 2013, an additional $31 million to $34 million expected to be recorded in 2014, and the balance of which is expected to be recognized in 2015; (vi) the Company’s expectation that the Integration Program is designed to deliver cost reductions throughout the combined organization by generating synergies and operating efficiencies within the Company’s global supply chain and consolidating offices and back office support, and other actions designed to reduce selling, general and administrative expenses; and (vii) the Company’s vision to establish itself as the quintessential and most innovative beauty company in the world by offering products that make consumers feel attractive and beautiful. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including, without limitation, the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that the Company files with the SEC (which may be viewed on the SEC’s website at http://www.sec.gov or on Revlon, Inc.’s website at http://www.revloninc.com). In addition to those factors, the following reasons, among others, could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by the Company: (i) difficulties or delays in realizing, or less than anticipated, benefits from the Colomer acquisition, such as (a) less than expected cost reductions, more than expected costs to achieve the expected cost reductions or delays in achieving the expected cost reductions, such as due to difficulties or delays in and/or the Company’s inability to integrate the Colomer business, in whole or in part, and/or changes in the timing of completing its expected integration actions; (b) less than expected growth from the Colomer brands, such as due to difficulties, delays, unanticipated costs or the Company’s inability to launch innovative new products within the Professional segment and/or difficulties or delays in and/or the Company’s inability to expand its distribution into new channels; and/or (c) less than expected synergistic benefits to the Company's Consumer segment from having a presence in the professional channel; (ii) (a) difficulties, delays in and/or the Company’s inability to successfully complete, in whole or in part, its plans to implement restructuring actions that will include exiting its operations in China, as well as other immaterial restructuring actions; (b) difficulties, delays or the inability of the Company to realize the anticipated benefits from these restructuring actions, such as difficulties with, delays in or the Company’s inability to generate certain operating efficiencies, which could result in less than expected operating and financial benefits from such restructuring actions; (c) higher than anticipated restructuring charges and/or payments and/or changes in the expected timing of such charges and/or payments in connection with these restructuring actions; and/or (d) less than anticipated annualized savings from these restructuring actions and/or changes in the timing of realizing such savings, such as due to more than expected costs to achieve the expected savings; (iii) difficulties, delays in or the Company’s inability to execute, in whole or in part, programs to achieve the combined synergies related to the TCG acquisition and its overall cost reduction opportunities, such as difficulties, delays in and/or the Company’s inability more effectively and efficiently allocate its resources across its global portfolio and operations, such as due to unanticipated costs, competitive conditions and/or difficulties or delays in completing projects associated with the execution of the Company’s strategy; (iv) difficulties, delays in and/or the Company’s inability to successfully complete the Integration Program, in whole or in part, which could result in less than expected operating and financial benefits from such actions; (v) difficulties, delays in and/or the Company’s inability to reduce costs by the end of 2015 through the Integration Program, including difficulties, delays in and/or the Company’s inability to realize the anticipated costs reductions from the Integration Program, in whole or in part, and/or changes in the timing of realizing any such cost reductions, and/or higher than anticipated restructuring charges, capital expenditures and/or related non-restructuring costs under the Integration Program and/or changes in the timing of such charges; (vi) less than expected cost reductions from the Integration Program, such as due to difficulties with, delays in and/or the Company’s inability to generate certain synergies and/or operating efficiencies from the Integration Program; and/or (vii) difficulties, delays in and/or unanticipated costs in achieving the Company’s strategic vision to establish itself as the quintessential and most innovative beauty company in the world by offering products that make consumers feel attractive and beautiful, such as due to difficulties, delays in or the Company's inability to build its strong brands, such as due to less than effective new product development, less than expected acceptance of its new or existing products by consumers, salon professionals and/or customers in the Consumer or Professional segments, less than expected acceptance of its advertising, promotional and/or marketing plans and/or brand communication by consumers, salon professionals and/or customers in the Consumer or Professional segments, less than expected investment in advertising, promotional and/or marketing activities or greater than expected competitive investment and/or less than expected levels of execution with its customers in the Consumer or Professional segments. Factors other than those listed above could also cause the Company’s results to differ materially from expected results. Additionally, the business and financial materials and any other statement or disclosure on or made available through the Company’s websites or other websites referenced herein shall not be incorporated by reference into this release.

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(dollars in millions, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(Unaudited)

Net sales	$491.0	$383.5	$1,494.7	$1,396.4
Cost of sales	187.0	135.9	545.1	493.8
Gross profit	304.0	247.6	949.6	902.6
Selling, general and administrative expenses	249.7	163.0	731.7	682.6
Acquisition and integration costs	19.1	-	25.4	-
Restructuring charges and other, net	1.7	(0.2)	3.5	20.5

Operating income	33.5	84.8	189.0	199.5

Other expenses, net:
Interest expense	23.0	19.6	73.8	79.1
Interest expense - preferred stock dividends	0.1	1.7	5.0	6.5
Amortization of debt issuance costs	1.4	1.4	5.2	5.3
Loss on early extinguishment of debt	1.6	-	29.7	-
Foreign currency losses, net	0.5	0.8	3.7	2.8
Miscellaneous, net	0.2	0.6	1.0	0.9
Other expenses, net	26.8	24.1	118.4	94.6

Income from continuing operations before income taxes	6.7	60.7	70.6	104.9
Provision for income taxes	15.7	12.1	46.0	43.7
(Loss) income from continuing operations, net of taxes	(9.0)	48.6	24.6	61.2
Loss from discontinued operations, net of taxes	(24.1)	(2.1)	(30.4)	(10.1)

Net (loss) income	$(33.1)	$46.5	$(5.8)	$51.1

Other comprehensive income (loss):
Currency translation adjustment, net of tax	(0.5)	(1.8)	(4.1)	(1.5)
Amortization of pension related costs, net of tax	1.9	1.9	7.7	9.4
Pension re-measurement, net of tax	53.3	(15.4)	53.3	(15.4)
Pension curtailment gain	-	0.2	-	0.2
Revaluation of derivative financial instruments, net of tax	1.5	-	1.5	-
Other comprehensive income (loss)	56.2	(15.1)	58.4	(7.3)

Total comprehensive income	$23.1	$31.4	$52.6	$43.8

Basic (loss) earnings per common share:
Continuing operations	(0.17)	0.93	0.47	1.17
Discontinued operations	(0.46)	(0.04)	(0.58)	(0.19)
Net (loss) income	$(0.63)	$0.89	$(0.11)	$0.98

Diluted (loss) earnings per common share:
Continuing operations	(0.17)	0.93	0.47	1.17
Discontinued operations	(0.46)	(0.04)	(0.58)	(0.19)
Net (loss) income	$(0.63)	$0.89	$(0.11)	$0.98

Weighted average number of common shares outstanding:
Basic	52,356,798	52,356,798	52,356,798	52,348,636
Diluted	52,356,798	52,356,798	52,357,729	52,356,882

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in millions)

	December 31,	December 31,
	2013	2012

ASSETS
Current assets:
Cash and cash equivalents	$244.1	$116.3
Trade receivables, net	253.5	216.0
Inventories	175.0	114.7
Deferred income taxes - current	65.1	48.5
Prepaid expenses and other	61.4	45.7
Total current assets	799.1	541.2
Property, plant and equipment, net	195.9	99.5
Deferred income taxes - noncurrent	179.6	215.2
Goodwill	474.7	217.8
Intangible assets, net	354.7	68.8
Other assets	119.9	94.1
Total assets	$2,123.9	$1,236.6

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
Short-term borrowings	$7.9	$5.0
Current portion of long-term debt	65.4	21.5
Accounts payable	165.7	101.9
Accrued expenses and other	313.7	276.3
Redeemable preferred stock	-	48.4
Total current liabilities	552.7	453.1
Long-term debt	1,862.3	1,145.8
Long-term pension and other post-retirement plan liabilities	118.3	233.7
Other long-term liabilities	187.1	53.3
Commitments and contingencies
Total stockholders' deficiency	(596.5)	(649.3)
Total liabilities and stockholders' deficiency	$2,123.9	$1,236.6

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)
	Year Ended
	December 31,
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(5.8)	$51.1
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	76.7	64.9
Amortization of debt discount	1.5	2.1
Stock compensation amortization	0.2	0.3
Provision for deferred income taxes	30.8	28.4
Loss on early extinguishment of debt	29.7	-
Amortization of debt issuance costs	5.2	5.3
Insurance proceeds for property, plant and equipment	(13.1)	-
(Gain) loss on sale of certain assets	(2.9)	0.4
Pension and other post-retirement (income) costs	(0.2)	4.0
Change in assets and liabilities:
Decrease (increase) in trade receivables	40.1	(4.7)
Decrease (increase) in inventories	10.2	(4.4)
Decrease (increase) in prepaid expenses and other current assets	7.5	(2.9)
Increase in accounts payable	19.0	4.5
(Decrease) increase in accrued expenses and other current liabilities	(10.2)	47.3
Pension and other post-retirement plan contributions	(18.5)	(29.8)
Purchases of permanent displays	(44.5)	(43.2)
Other, net	(2.4)	(19.2)
Net cash provided by operating activities	123.3	104.1

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(28.6)	(20.9)
Business acquisitions, net of cash and cash equivalents acquired	(627.6)	(66.2)
Insurance proceeds for property, plant and equipment	13.1	-
Proceeds from the sale of certain assets	3.7	0.8
Net cash used in investing activities	(639.4)	(86.3)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (decrease) increase in short-term borrowings and overdraft	(6.3)	6.3
Borrowings under the Acquisition Term Loan	698.3	-
Proceeds from the issuance of the 5 3/4% Senior Notes	500.0	-
Repayments under the 2011 Term Loan Facility	(113.0)	(8.0)
Repayment of the 9 3/4% Senior Secured Notes	(330.0)	-
Redemption of Preferred Stock	(48.6)	-
Payment of financing costs	(48.8)	(0.4)
Other financing activities	(2.6)	(1.3)
Net cash provided by (used in) financing activities	649.0	(3.4)
Effect of exchange rate changes on cash and cash equivalents	(5.1)	0.2
Net increase in cash and cash equivalents	127.8	14.6
Cash and cash equivalents at beginning of period	116.3	101.7
Cash and cash equivalents at end of period	$244.1	$116.3

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$72.5	$78.6
Income taxes, net of refunds	$12.7	$18.0
Preferred stock dividends	$6.2	$6.2

Supplemental schedule of non-cash investing and financing activities:
Treasury stock received to satisfy minimum tax withholding liabilities	$-	$1.2

REVLON, INC. AND SUBSIDIARIES
ADJUSTED EBITDA AND ADJUSTED OPERATING INCOME RECONCILIATION
(dollars in millions)

	Three Months Ended
	December 31,
	2013	2012
	(Unaudited)
Reconciliation to net (loss) income:

Net (loss) income	$(33.1)	$46.5
Loss from discontinued operations, net of taxes	(24.1)	(2.1)
(Loss) income from continuing operations, net of taxes	(9.0)	48.6

Interest expense	23.1	21.3
Amortization of debt issuance costs	1.4	1.4
Loss on early extinguishment of debt	1.6	-
Foreign currency losses, net	0.5	0.8
Miscellaneous, net	0.2	0.6
Provision for income taxes	15.7	12.1
Operating income	33.5	84.8

Unusual items:
Restructuring and related charges	2.3	-
Acquisition and integration costs	19.1	-
Accrual for Venezuela fire clean-up	3.1	-
Inventory purchase accounting adjustment	8.5	-

Adjusted Operating Income	$66.5	$84.8

Depreciation and amortization	25.5	16.5

Adjusted EBITDA	$ 92.0	$ 101.3

	Year Ended
	December 31,
	2013	2012
	(Unaudited)
Reconciliation to net (loss) income:

Net (loss) income	$(5.8)	$51.1
Loss from discontinued operations, net of taxes	(30.4)	(10.1)
Income from continuing operations, net of taxes	24.6	61.2

Interest expense	78.8	85.6
Amortization of debt issuance costs	5.2	5.3
Loss on early extinguishment of debt	29.7	-
Foreign currency losses, net	3.7	2.8
Miscellaneous, net	1.0	0.9
Provision for income taxes	46.0	43.7
Operating income	189.0	199.5

Unusual items:
Restructuring and related charges	4.5	24.1
Acquisition and integration costs	25.4	-
Gain from insurance proceeds related to Venezuela fire	(26.4)	-
Accrual for Venezuela fire clean-up	7.6	-
Shareholder litigation (recoveries) charges	(1.8)	8.9
Inventory purchase accounting adjustment	8.5	-

Adjusted Operating Income	$206.8	$232.5

Depreciation and amortization	76.9	65.2

Adjusted EBITDA	$ 283.7	$ 297.7

REVLON, INC. AND SUBSIDIARIES
ADJUSTED INCOME FROM CONTINUING OPERATIONS RECONCILIATION
(dollars in millions)

	Three Months Ended
	December 31,
	2013	2012
	(Unaudited)
Reconciliation to net (loss) income:

Net (loss) income	$(33.1)	$46.5
Loss from discontinued operations, net of taxes	(24.1)	(2.1)
(Loss) income from continuing operations, net of taxes	(9.0)	48.6

Unusual items:
Deferred tax valuation allowance adjustment	-	(15.8)
Loss on early extinguishment of debt	0.9	-
Restructuring and related charges	1.9	-
Acquisition and integration costs	12.2	-
Accrual for Venezuela fire clean-up	3.1	-
Inventory purchase accounting adjustment	5.9	-

Adjusted income from continuing operations	$15.0	$32.8

Basic (loss) earnings per common share:
Net (loss) income	(0.63)	0.89
Discontinued operations	(0.46)	(0.04)
Continuing operations	(0.17)	0.93
Unusual items	0.46	(0.30)
Adjusted income from continuing operations	$0.29	$0.63

Diluted (loss) earnings per common share:
Net (loss) income	(0.63)	0.89
Discontinued operations	(0.46)	(0.04)
Continuing operations	(0.17)	0.93
Unusual items	0.46	(0.30)
Adjusted income from continuing operations	$0.29	$0.63

Weighted average number of common shares outstanding:
Basic	52,356,798	52,356,798
Diluted	52,356,798	52,356,798

	Year Ended
	December 31,
	2013	2012
	(Unaudited)
Reconciliation to net (loss) income:

Net (loss) income	$(5.8)	$51.1
Loss from discontinued operations, net of taxes	(30.4)	(10.1)
Income from continuing operations, net of taxes	24.6	61.2

Unusual items:
Deferred tax valuation allowance adjustment	-	(15.8)
Loss on early extinguishment of debt	17.9	-
Restructuring and related charges	4.1	22.9
Acquisition and integration costs	18.5	-
Gain from insurance proceeds related to Venezuela fire	(26.4)	-
Accrual for Venezuela fire clean-up	7.6	-
Shareholder litigation (recoveries) charges	(1.8)	8.9
Inventory purchase accounting adjustment	5.9	-

Adjusted income from continuing operations	$50.4	$77.2

Basic (loss) earnings per common share:
Net (loss) income	(0.11)	0.98
Discontinued operations	(0.58)	(0.19)
Continuing operations	0.47	1.17
Unusual items	0.49	0.30
Adjusted income from continuing operations	$0.96	$1.47

Diluted (loss) earnings per common share:
Net (loss) income	(0.11)	0.98
Discontinued operations	(0.58)	(0.19)
Continuing operations	0.47	1.17
Unusual items	0.49	0.30
Adjusted income from continuing operations	$0.96	$1.47

Weighted average number of common shares outstanding:
Basic	52,356,798	52,348,636
Diluted	52,357,729	52,356,882

REVLON, INC. AND SUBSIDIARIES
FREE CASH FLOW RECONCILIATION
(dollars in millions)

	Three Months Ended
	December 31,
	2013	2012
	(Unaudited)
Reconciliation to net cash provided by operating activities:

Net cash provided by operating activities	$117.5	$86.2

Less capital expenditures	(10.7)	(6.1)
Plus proceeds from the sale of certain assets	0.3	0.2

Free cash flow	$107.1	$80.3

	Year Ended
	December 31,
	2013	2012
	(Unaudited)
Reconciliation to net cash provided by operating activities:

Net cash provided by operating activities	$123.3	$104.1

Less capital expenditures	(28.6)	(20.9)
Plus insurance proceeds for property, plant and equipment	13.1	-
Plus proceeds from the sale of certain assets	3.7	0.8

Free cash flow	$111.5	$84.0

REVLON, INC. AND SUBSIDIARIES
PRO FORMA SEGMENT PROFIT AND PRO FORMA ADJUSTED EBITDA RECONCILIATION
(dollars in millions)

	Revlon, Inc.	Colomer	Pro Forma Adjustments	Pro Forma Combined
	Year Ended December 31, 2013	January 1, 2013 through October 9, 2013	January 1, 2013 through October 9, 2013	Year Ended December 31, 2013

Pro Forma Segment Net Sales:
Consumer	$1,377.9	$-	$-	$1,377.9
Professional	116.8	414.2	-	531.0
Total Pro Forma Segment Net Sales	$1,494.7	$414.2	$—	$1,908.9

Pro Forma Segment Profit:
Consumer	$347.1	$-	$-	$347.1
Professional	5.2	54.9	13.0	73.1
Total Pro Forma Segment Profit	$352.3	$54.9	$13.0	$420.2
Unallocated Corporate Expenses	68.6	3.2	-	71.8
Total Pro Forma Adjusted EBITDA	$283.7	$51.7	$13.0	$348.4

Reconciliation:
Income from continuing operations before income taxes	$70.6	$41.4	$13.2	$125.2

Add:
Non-recurring items:
Gain from insurance proceeds related to Venezuela fire	(26.4)	-	-	(26.4)
Acquisition and integration costs	25.4	-	(25.4)	-
Inventory purchase accounting adjustment	8.5	-	(8.5)	-
Accrual for Venezuela fire clean-up	7.6	-	-	7.6
Restructuring and related charges	4.5	0.5	-	5.0
Shareholder litigation recoveries	(1.8)	-	-	(1.8)
	88.4	41.9	(20.7)	109.6
Add:
Depreciation and amortization	76.9	8.1	14.3	99.3
Interest expense	73.8	4.9	17.5	96.2
Interest expense - preferred stock dividends	5.0	-	-	5.0
Amortization of debt issuance costs	5.2	-	1.9	7.1
Loss on early extinguishment of debt	29.7	-	-	29.7
Foreign currency losses (gains), net	3.7	(2.5)	-	1.2
Miscellaneous, net	1.0	(0.7)	-	0.3
Pro Forma Adjusted EBITDA	$283.7	$51.7	$13.0	$348.4

REVLON, INC. AND SUBSIDIARIES
SEGMENT PROFIT RECONCILIATION
(dollars in millions)

	Three Months Ended
	December 31,
	2013	2012
	(Unaudited)

Segment Profit:
Consumer	$106.9	$117.3
Professional	5.2	-
Total	112.1	117.3

Reconciliation:
Income from continuing operations before income taxes	6.7	60.7
Add:
Unallocated Corporate Expenses	20.1	16.0
Non-recurring items:
Acquisition and integration costs	19.1	-
Inventory purchase accounting adjustment	8.5	-
Accrual for Venezuela fire clean-up	3.1	-
Restructuring and related charges	2.3	-
	59.8	76.7
Add:
Depreciation and amortization	25.5	16.5
Interest expense	23.0	19.6
Interest expense - preferred stock dividends	0.1	1.7
Amortization of debt issuance costs	1.4	1.4
Loss on early extinguishment of debt	1.6	-
Foreign currency losses, net	0.5	0.8
Miscellaneous, net	0.2	0.6
Segment profit	$112.1	$117.3

	Year Ended
	December 31,
	2013	2012

Segment Profit:
Consumer	$347.1	$363.1
Professional	5.2	-
Total	352.3	363.1

Reconciliation:
Income from continuing operations before income taxes	70.6	104.9
Add:
Unallocated Corporate Expenses	68.6	65.4
Non-recurring items:
Gain from insurance proceeds related to Venezuela fire	(26.4)	-
Acquisition and integration costs	25.4	-
Inventory purchase accounting adjustment	8.5	-
Accrual for Venezuela fire clean-up	7.6	-
Restructuring and related charges	4.5	24.1
Shareholder litigation (recoveries) charges	(1.8)	8.9
	157.0	203.3
Add:
Depreciation and amortization	76.9	65.2
Interest expense	73.8	79.1
Interest expense - preferred stock dividends	5.0	6.5
Amortization of debt issuance costs	5.2	5.3
Loss on early extinguishment of debt	29.7	-
Foreign currency losses, net	3.7	2.8
Miscellaneous, net	1.0	0.9
Segment profit	$352.3	$363.1

CONTACT:
Investor Relations & Media:
Revlon, Inc.
Elise Garofalo, 212-527-5264
Senior Vice President, Treasurer and Investor Relations